                            Dated September 13, 2002




                        (1) WEXFORD GOLDFIELDS LIMITED,

             (2) THE PERSONS FROM TIME TO TIME PARTY HERETO AS THE
                                ROYALTY HOLDERS,

                                       and

                        (3) STANDARD BANK LONDON LIMITED



                    ----------------------------------------

                               WASSA GOLD PROJECT
                            SECOND ROYALTY AGREEMENT

                    ----------------------------------------



                            Mayer, Brown, Rowe & Maw
                                11 Pilgrim Street
                                London, EC4V 6RW

                               TABLE OF CONTENTS

                                                                            PAGE


1.         DEFINITIONS AND INTERPRETATION......................................1

2.         EFFECTIVENESS.......................................................3

3.         COVENANTS, REPRESENTATIONS AND WARRANTIES PERTAINING
           TO THE MINE, THE MINING LEASE AND OPERATIONS........................4

4.         ROYALTY.............................................................4

5.         PRE-EMPTIVE RIGHTS..................................................6

6.         ASSIGNMENT AND TRANSFER.............................................6

7.         EVENT OF DEFAULT....................................................7

8.         DISCLOSURE OF INFORMATION...........................................8

9.         THE ROYALTY PARTIES.................................................8

10.        CONDUCT OF BUSINESS BY THE ROYALTY PARTIES.........................13

11.        SHARING AMONG THE ROYALTY HOLDERS..................................13

12.        PAYMENT MECHANICS..................................................14

13.        AMENDMENTS AND WAIVERS.............................................15

14.        WAIVER.............................................................16

15.        COUNTERPARTS.......................................................16

16.        SUCCESSORS AND ASSIGNS.............................................16

17.        GOVERNING LAW......................................................16

18.        JURISDICTION.......................................................16

19.        INVALIDITY.........................................................17

20.        CAPACITY OF ROYALTY PARTIES........................................17

THIS ROYALTY AGREEMENT is dated September 13, 2002 and made between:

(1) WEXFORD GOLDFIELDS LIMITED, a company incorporated under the laws of the Republic of Ghana ("WGL");

(2)    THE PERSONS FROM TIME TO TIME PARTY HERETO as the Royalty Holders; and

(3) STANDARD BANK LONDON LIMITED, a company incorporated under the laws of England, in its capacity as the agent for the Royalty Holders (the "ROYALTY AGENT").

WHEREAS

(A) Pursuant to the Loan Agreement, the Lenders have agreed to provide a Facility B Loan (as defined in the Loan Agreement) to WGL in the aggregate principal amounts of U.S.$5,000,000.

(B) Pursuant to the Conversion Agreement WGL and the Lenders have agreed to convert the Facility B Loan into the Gold Royalty on the terms and conditions contained therein and the Lenders will become the Initial Royalty Holders hereunder.

(C) WGL has agreed to pay the Gold Royalty on the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.     DEFINITIONS AND INTERPRETATION

1.1    Definitions

       In this Agreement, unless otherwise expressly defined herein, terms defined in the Common Terms Agreement have the same meaning when used in this Agreement, and unless the context otherwise requires:

       "AGREEMENT" means this Royalty Agreement as amended, modified or supplemented from time to time;

       "AREA OF INTEREST" means the area which is the subject of the Mining
       Lease;

       "COMMENCEMENT DATE" means the date of this Agreement;

       "COMMON TERMS AGREEMENT" means that certain agreement, dated June 26, 2002 (as amended, modified or supplemented from time to time), between
       (1) WGL, as borrower, (2) the other Obligors party thereto from time to time, (3) Standard Bank London Limited, as facility agent and security trustee and (4) the Royalty Holders referred to (and defined) therein;

       "CONVERSION AGREEMENT" means that certain conversion agreement, dated on or about the date hereof, between WGL, the Initial Royalty Holders and the Royalty Agent (in its capacity as Agent under (and as defined in) the Loan Agreement);

       "CONVERSION DATE" has the same meaning as in the Conversion Agreement;

       "DEPARTMENT" means the Minerals Commission of Ghana and the Minister of Mines of Ghana;

       "DISCHARGED RIGHTS AND OBLIGATIONS" is defined in Clause 6.4(a);

       "EXPLORATION ACTIVITIES" means:

       (a) all activities and operations which have as their purpose the discovery, location and delineation and further investigation of ore bodies within the Area of Interest, the testing of such ore bodies and the analysis of samples derived from such ore bodies, including feasibility, viability and amenability studies and the administration of field offices for the performance of any of these functions;

       (b) the acquisition, registration and maintenance of exploration or mining tenements within the Area of Interest; and

       (c) the study and evaluation of mining methods and of treatment plants and processes and the preparation of pre-feasibility and feasibility studies in respect of discoveries of gold and other Minerals within the Area of Interest;

       "GOLD ROYALTY" means the royalty interest referred to in Clause 4.1 and the proceeds therefrom, calculated in accordance with Clause 4.3;

       "INITIAL ROYALTY HOLDERS" means the persons referred to in Schedule 1 hereto;

       "MAJORITY ROYALTY HOLDERS" means Royalty Holders with an aggregate Royalty Percentage in excess of 66? %;

       "MINERALS" shall have the meaning given to it in PNDCL 153;

       "MINING OPERATIONS" means every kind of work done on, or in respect of, the Mining Lease, including developing, designing, constructing, equipping, extracting, mining, improving, crushing, smelting, treating, refining, transporting, handling gold and other Minerals and everything incidental thereto;

       "NEW ROYALTY HOLDER" has the meaning provided in the Royalty Holder Deed of Accession;

       "PARTIES" means each of the parties to this Agreement and "Party" means any one of them;

       "PNDCL 153" means the Minerals and Mining Law, 1986 (PNDCL 153) as amended by the Minerals and Mining Amendment Act, 1994 (Act 475);

       "PURCHASE PRICE" means, on any date , (a "Calculation Date") an amount calculated as follows:

       Purchase Price = (MR-AR) (1 - (DR x DP))

       Where:

       MR (the "MAXIMUM ROYALTY") = U.S.$5,500,000 (the maximum Gold Royalty payable under this Agreement);

       AR (the "ACCRUED ROYALTY") = the aggregate Gold Royalty paid by WGL to the Royalty Holders under this Agreement prior to the Calculation Date;

       DR (the "DISCOUNT RATE") = estimated average LIBOR calculated by the Royalty Agent for each 3 month period as at the Calculation Date with respect to an amount equal to (MR - AR) and for an interest period of DP; and

       DP (the "DISCOUNT PERIOD") = the period commencing on the Calculation Date and ending on 26 June, 2007;

       "RETIRING ROYALTY HOLDER" has the meaning provided in the Royalty Holder Deed of Accession;

       "ROYALTY AGENT" is defined in the preamble;

       "ROYALTY HOLDERS" means, initially, the Initial Royalty Holders and, thereafter, any other person which from time to time becomes party hereto as a successor in interest to any Royalty Holder in accordance with the terms and conditions of Clause 6;

       "ROYALTY PARTIES" means, collectively, the Royalty Holders and the Royalty Agents;

       "ROYALTY PERCENTAGE" means, initially, and with respect to each Initial Royalty Holder, the percentage specified opposite such Initial Royalty Holder in Schedule 1 hereto, and, subsequently in connection with any Royalty Holder, the percentage interest in the Gold Royalty from time to time owned by such Royalty Holder;

       "ROYALTY RATE" means U.S.$8.00 per Ounce; and

       "WGL" is defined in the preamble.

1.2    Interpretation

       This Agreement is a Finance Document and shall, except as the same may be inconsistent with the express terms of this Agreement, be interpreted and construed in accordance with the terms and provisions of the Common Terms Agreement (including Clauses 1.2 to 1.5 thereof which are hereby incorporated into this Agreement with all necessary consequential changes). For the avoidance of doubt, Clause 15.5 of the Common Terms Agreement shall apply to the payment of the Gold Royalty and all other amounts hereunder.

2.     EFFECTIVENESS

2.1 This Agreement is conditional on, and will come into effect on the Conversion Date.

3. COVENANTS, REPRESENTATIONS AND WARRANTIES PERTAINING TO THE MINE, THE MINING LEASE AND OPERATIONS

3.1    WGL will:

       (a) supply the Royalty Agent with copies of all returns and notices provided to the Department and all returns and notices from the Department;

       (b) unless it is not commercially justified having regard to the current London Gold Price and business conditions in Ghana, carry out Exploration Activities within the Area of Interest in accordance with good industry practices;

       (c) unless it is not commercially justified having regard to the current London Gold Price and business conditions in Ghana, use its best endeavours to obtain extensions of the term of the Mining Lease, renewals and conversions of the Mining Lease and to comply with conditions imposed on the Mining Lease unless otherwise agreed by the Majority Royalty Holders in writing;

       (d) act as a reasonable and prudent miner in exploring, developing and operating the Area of Interest;

       (e)    act in accordance with all applicable laws, rules and regulations;
              and

       (f) use its best efforts, consistent with the standards of a reasonable and prudent operator, to keep and perform all of the terms, conditions and covenants, express and implied, of the servitudes, Mining Lease and other interests comprising the Area of Interest or imposed by other parties or governmental authorities.

3.2 WGL agrees to conduct and carry on, or cause to be conducted and carried on all operations respecting the Mining Lease with reasonable and prudent business judgment and in accordance with good mining industry practices and to cause every Mine within the Area of Interest to be operated in a good, prudent and workmanlike manner, and all improvements and equipment necessary or useful to the operation of the same to be provided and all to be done that a reasonably prudent operator would do, to the end that the Area of Interest shall be operated and produced to optimise returns to WGL and the Royalty Holders.

3.3 WGL shall, subject to the other terms of this Agreement, have exclusive charge, management and control of all operations to be conducted on the Area of Interest. WGL shall promptly pay all costs and expenses incurred in developing, operating and maintaining the Area of Interest.

4.     ROYALTY

4.1 WGL will pay to the Royalty Agent (on behalf of the Royalty Holders), their respective successors and assigns forever, a royalty interest in the Mining Lease and Area of Interest in all Gold in, under and extracted from the Area of Interest by or on behalf of WGL (or any subsequent owner of the Mining Lease) or any other person in each case on and from the New Ownership Date; provided, however, that the aggregate Gold Royalty payable to the Royalty Agent shall be limited to U.S.$5,500,000.

4.2 WGL agrees to execute and deliver, at WGL's cost and expense, all other and further instruments, certificates, agreements and other documents necessary or desirable to further evidence or document the creation of the Gold Royalty, including all filings and registrations of every kind with the Department and other Governmental Agencies.

4.3 WGL hereby agrees to pay the Gold Royalty in accordance with the terms of this Agreement. WGL will make quarterly payments of the Gold Royalty to the Royalty Agent, for the account of the Royalty Holders, in arrears on each Cash Sweep Date falling after the New Ownership Date for the quarter most immediately preceding such Cash Sweep Date and provide written details of the amount of any such payments to the Royalty Holder at the same time such payment is made. The aggregate Gold Royalty for any period shall be calculated by multiplying the numbers of Ounces of Gold produced and shipped from the Mine from the Area of Interest during such period by the Royalty Rate. The amount of such aggregate Gold Royalty for any period payable to each Royalty Holder shall be equal to such Royalty Holder's Royalty Percentage of such amount as in effect from time to time during such period. In connection with the calculation of the Gold Royalty as aforesaid WGL undertakes that it will not hold more than the higher of:

       (a)    two weeks average production; or

       (b)    5,000 ounces,

       of dore at the Mine without shipping such ounces of dore.

4.4 Without prejudice to any provision of any other Finance Document, the Royalty Parties shall never personally be responsible for payment of any part of the costs, expenses or other liabilities related to the Area of Interest including, liabilities incurred by anyone in developing, exploring, equipping, operating and abandoning the Area of Interest, after the New Ownership Date, and WGL hereby agrees to indemnify and save each Royalty Party harmless from and against any and all such responsibility and liability. Nothing herein shall ever be construed to create a partnership, joint venture, mining partnership or association between WGL and any Royalty Party.

4.5 WGL shall within seven days after each Cash Sweep Date give to the Royalty Agent a notice detailing the calculation and the amount of the Gold Royalty for the particular quarter. The Royalty Agent shall have the right to appoint a person or persons to audit WGL's books and records, and to examine and inspect the Mine and to observe any and all Mining Operations at any time and from time to time.

4.6 No later than March 31 in each year, WGL shall provide to the Royalty Agent a certificate from its auditors confirming the amount of Ounces so produced during that financial year and the quarterly statements shall, if necessary, be adjusted accordingly and any adjusting payment shall be made on the date such auditor's certificate is delivered, together with interest from the date such payment should have been made until such payment is actually received at the rate calculated in accordance with Clause 14.3 of the Common Terms Agreement.

4.7 All books, accounts and records used by WGL to calculate the Gold Royalty shall be kept in accordance with GAAP.

4.8 As soon as reasonably possible (but in all events not more than 30 days) after the close of each calendar quarter, WGL shall furnish to the Royalty Agent a detailed reconciliation statement of the Proven and Probable Reserves as of the close of business on the last day of the preceding calendar quarter.

5.     PRE-EMPTIVE RIGHTS

5.1 In the event that the Royalty Holders collectively receive a written offer from a third party to purchase the entire Gold Royalty under this Agreement and such offer shall be acceptable to the Royalty Holders, the Royalty Agent shall advise WGL of such proposal including a written summary of the price and credit terms offered by such third party. WGL shall then have the right, for a period of 10 Business Days to acquire (or cause any Group Member to acquire) the Gold Royalty under the same price and credit terms offered by such third party. In the event that WGL declines to exercise its first right of refusal or fails to communicate its intentions to do so to the Royalty Agent within the 10 Business Day notice period, WGL shall be deemed to have granted approval to the Royalty Holders' disposal of their rights or obligations under this Agreement to such third party and the Royalty Holders may assign and transfer such rights and obligations in accordance with the provisions of Clause 6 of this Agreement and the relevant provisions of the Common Terms Agreement to such third party on the same price and credit terms within 10 Business Days of WGL declining to exercise its first right of refusal or the initial 10 Business Day notice period expiring, whichever occurs sooner.

       If, in accordance with Clause 5.1(a), WGL advises it wishes to acquire (or cause a Group Member to acquire) the Gold Royalty then, upon payment by WGL or such Group Member (as the case may be) of the amount due from WGL or such Group Member of the purchase price specified in the relevant offer, the Gold Royalty shall terminate.

5.2 At its election by giving 10 Business Days written notice to the Royalty Agent, WGL shall have the right to acquire the Gold Royalty from the Royalty Holders for cash at a price equal to the Purchase Price on the date of acquisition.

6.     ASSIGNMENT AND TRANSFER

6.1 WGL will not sell, transfer, assign, mortgage, encumber, charge or pledge or otherwise deal with any rights or obligations arising under this Agreement without the prior written approval of the Royalty Parties.

6.2 Any Royalty Holder may, subject always to Clause 5.1 and in accordance with Clauses 6.3 and 6.4 of this Agreement, sell, transfer, assign, mortgage, encumber, charge or pledge or otherwise deal with its interest in the Gold Royalty and any of its rights or obligations arising under this Agreement without the consent of WGL or any other Royalty Party; provided, however, that no Royalty Holder may sell, transfer or assign the Gold Royalty to any person where payment of the Gold Royalty to such person would lead to a breach of U.S., Canadian or Ghanaian Applicable Law.

6.3 A transfer is effected in accordance with this Agreement and the Common Terms Agreement when a New Royalty Holder executes an otherwise duly completed Royalty Holder Deed of Accession delivered to it by the Retiring Royalty Holder or WGL (as the case may be). WGL agrees that it shall, as soon as reasonably practicable after receipt by it of a Royalty Holder Deed of Accession duly completed by the Retiring Royalty Holder appearing on its face to comply with the terms of this Agreement and the Common Terms Agreement, execute that Royalty Holder Deed of Accession. Each Royalty Holder Deed of Accession executed in connection with this Agreement shall also include details of the Royalty Percentage of the Gold Royalty being transferred by the Retiring Royalty Holder to the New Royalty Holder.

6.4 On the execution of a Royalty Holder Deed of Accession by all the parties thereto:

       (a) each of the Retiring Royalty Holder and WGL shall be released from further obligations towards one another under this Agreement and their respective rights against one another shall be cancelled, in each case to the extent of the Royalty Percentage of the Gold Royalty transferred to the New Royalty Holder (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

       (b) each of the New Royalty Holder and WGL shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that New Royalty Holder and WGL have assumed and/or acquired the same in place of that Retiring Royalty Holder and WGL, in each case to the extent of the Royalty Percentage of the Gold Royalty transferred to the New Royalty Holder;

       (c) the New Royalty Holder and WGL shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Royalty Holder been an initial Royalty Holder hereunder with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Retiring Royalty Holder shall be released from any further obligations to WGL and/or the New Royalty Holder under this Agreement, in each case to the extent of the Royalty Percentage of the Gold Royalty transferred to the New Royalty Holder; and

       (d) the New Royalty Holder shall become a party to this Agreement as a "Royalty Holder".

7.     EVENT OF DEFAULT

7.1 Upon the occurrence of an Event of Default, the Royalty Holders may collectively terminate the obligations of WGL hereunder and, in exchange for the surrender of the Gold Royalty, may demand and receive liquidated damages (calculated pursuant to Clause 7.2) be paid to them. Upon such demand being made, WGL shall pay to the Royalty Holders the amount of liquidated damages due from it (calculated pursuant to Clause 7.2).

7.2 The amount of liquidated damages payable by WGL pursuant to Clause 7.1 shall be equal to the amount of Proven and Probable Reserves (as set forth in the most recent statement delivered pursuant to Clause 4.8 multiplied by the Royalty Rate, calculated as at the date of demand made pursuant to Clause 7.1); provided, however, that the amount of liquidated damages payable by WGL pursuant to Clause 7.1 shall not exceed in aggregate an amount equal to:

       (a)    U.S.$5,500,000,

       less

       (b) the aggregate Gold Royalty paid by WGL to the Royalty Holders under this Agreement prior to the date of payment of such liquidated damages.

       Each Royalty Holder shall be entitled to its Royalty Percentage of such liquidated damages.

8.     DISCLOSURE OF INFORMATION

       Any Royalty Party may disclose to any of its Affiliates (as defined in the Loan Agreement) and any other person:

       (a) to (or through) whom that Royalty Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

       (b) with (or through) whom that Royalty Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement; or

       (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

       any information about the Royalty Parties, the Group and the Finance Documents as that Royalty Party shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking (as defined in the Loan Agreement).

9.     THE ROYALTY PARTIES

       (a) The Royalty Holders appoint the Royalty Agent to act as their agent under and in connection with the Finance Documents.

       (b) The Royalty Holders authorise the Royalty Agent to exercise the rights, powers, authorities and discretions specifically given to the Royalty Agent (in its capacity as such) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

9.2    (a)    The Royalty Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Royalty Agent for that Party by a Party or any other person.

       (b) If the Royalty Agent receives notice from a Party or any other person referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the Royalty Holders.

       (c) The Royalty Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

9.3    (a)    Nothing in this Agreement constitutes the Royalty Agent as a trustee or fiduciary of any other person.

       (b) The Royalty Agent shall not be bound to account to any Royalty Holder for any sum or the profit element of any sum received by it for its own account.

9.4 The Royalty Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

9.5   (a)    The Royalty Agent may rely on:

              (i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

              (ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

       (b) The Royalty Agent may assume (unless it has received notice to the contrary in its capacity as Royalty Agent for the Royalty Holders) that:

              (i) no Event of Default has occurred (unless it has actual knowledge of an Event of Default arising under Clause 7.1 of the Common Terms Agreement); and

              (ii) any right, power, authority or discretion vested in any Royalty Holder or the Majority Royalty Holders has not been exercised.

       (c) The Royalty Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

       (d) The Royalty Agent may act in relation to the Finance Documents through its personnel and agents.

9.6    (a)    Unless a contrary indication appears in a Finance Document, the
              Royalty Agent shall:

              (i) act in accordance with any instructions given to it by the Majority Royalty Holders (or, if so instructed by the Majority Royalty Holders, refrain from acting or exercising any right, power, authority or discretion vested in it as Royalty Agent); and

              (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Royalty Holders.

       (b) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Royalty Holders will be binding on all the Royalty Holders.

       (c) The Royalty Agent may refrain from acting in accordance with the instructions of the Majority Royalty Holders (or, if appropriate, the Royalty Holders) until it has received such lien, indemnity or other coverage as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

       (d) In the absence of instructions from the Majority Royalty Holders, (or, if appropriate, the Royalty Holders) the Royalty Agent may act (or refrain from taking action) as it considers to be in the best interest of the Royalty Holders.

       (e) The Royalty Agent is not authorised to act on behalf of a Royalty Holder without first obtaining that Royalty Holder's consent in any legal or arbitration proceedings relating to any Finance Document.

9.7    The Royalty Agent:

       (a) is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Royalty Agent, WGL or any other person given in or in connection with any Finance Document; and

       (b) is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

9.8    (a)    Without limiting paragraph (b) below, the Royalty Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

       (b) No Royalty Holder may take any proceedings against any officer, employee or agent of the Royalty Agent in respect of any claim it might have against the Royalty Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Royalty Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of or enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. However, amendments to this Agreement shall not require the consent of such third parties.

       (c) The Royalty Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Royalty Agent if the Royalty Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Royalty Agent for that purpose.

       (d) Each Royalty Holder shall (in proportion to its Royalty Percentage) indemnify the Royalty Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Royalty Agent (otherwise than by reason of the Royalty Agent's gross negligence or wilful misconduct) in acting as Royalty Agent under the Finance Documents (unless the Royalty Agent has been reimbursed by an Obligor pursuant to a Finance Document).

9.9    (a)    The Royalty Agent may resign and appoint one of its affiliates acting through an office in the United Kingdom as successor by giving notice to the Royalty Holders and WGL.

       (b) Alternatively the Royalty Agent may resign by giving notice to the Royalty Holders and WGL, in which case the Majority Royalty Holders (after consultation with WGL) may appoint a successor Royalty Agent.

       (c) If the Majority Royalty Holders have not appointed a successor Royalty Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Royalty Agent (after consultation with WGL) may appoint a successor Royalty Agent (acting through an office in the United Kingdom).

       (d) The retiring Royalty Agent shall, at its own cost, make available to the successor Royalty Agent such documents and records and provide such assistance as the successor Royalty Agent may reasonably request for the purposes of performing its functions as Royalty Agent under the Finance Documents.

       (e) The Royalty Agent's resignation notice shall only take effect upon the appointment of a successor.

       (f) Upon the appointment of a successor, the retiring Royalty Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 9. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

       (g) After consultation with WGL, the Majority Royalty Holders may, by notice to the Royalty Agent, require it to resign in accordance with paragraph (b) above. In this event, the Royalty Agent shall resign in accordance with paragraph (b) above.

9.10   (a)    In acting as Royalty Agent for the Royalty Holders, the Royalty
              Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

       (b) If information is received by another division or department of the Royalty Agent, it may be treated as confidential to that division or department and the Royalty Agent shall not be deemed to have notice of it.

       (c) Notwithstanding any other provision of any Finance Document to the contrary, the Royalty Agent is not obliged to disclose to any other person:

              (i)    any confidential information; or

              (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

9.11 The Royalty Agent may treat each Royalty Holder as a Royalty Holder, entitled to payments under this Agreement unless it has received not less than five Business Days prior notice from that Royalty Holder to the contrary in accordance with the terms of this Agreement.

9.12 Without affecting the responsibility of WGL for information supplied by it or on its behalf in connection with any Finance Document, each Royalty Holder confirms to the Royalty Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

       (a) the financial condition, status and nature of each member of the Group or any Obligor;

       (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

       (c) whether that Royalty Holder has recourse, and the nature and extent of that recourse, against any Royalty Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

       (d) the adequacy, accuracy and/or completeness of any information provided by the Royalty Agent, any Royalty Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

9.13   Royalty Agent's Management Time

       Any amount payable to the Royalty Agent under Clause 15.4 of the Common Terms Agreement and Clause 9 shall include the cost of utilising the Royalty Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Royalty Agent may notify to WGL and the Royalty Holders.

9.14   Common Terms Agreement and the Finance Documents

       Each Royalty Holder authorises the Royalty Agent to enter into the Common Terms Agreement and each other Finance Documents to which the Royalty Agent is party as Royalty Agent for such Royalty Holder and such Royalty Holder agrees to abide by the terms of the Common Terms Agreement and such other Finance Documents.

10.    CONDUCT OF BUSINESS BY THE ROYALTY PARTIES

       No provision of this Agreement will:

       (a) interfere with the right of any Royalty Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

       (b) oblige any Royalty Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

       (c) oblige any Royalty Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

11.    SHARING AMONG THE ROYALTY HOLDERS

11.1 If a Royalty Holder (a "RECOVERING ROYALTY HOLDER") receives or recovers any amount from WGL other than in accordance with Clause 12 and applies that amount to a payment due under this Agreement then:

       (a) the Recovering Royalty Holder shall, within three Business Days, notify details of the receipt or recovery, to the Royalty Agent;

       (b) the Royalty Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Royalty Holder would have been paid had the receipt or recovery been received or made by the Royalty Agent and distributed in accordance with Clause 12, without taking account of any Tax which would be imposed on the Royalty Agent in relation to the receipt, recovery or distribution; and

       (c) the Recovering Royalty Holder shall, within three Business Days of demand by the Royalty Agent, pay to the Royalty Agent an amount (the "SHARING PAYMENT") equal to such receipt or recovery less any amount which the Royalty Agent determines may be retained by the Recovering Royalty Holder as its share of any payment to be made, in accordance with Clause 12.

11.2 The Royalty Agent shall treat the Sharing Payment as if it had been paid by WGL and distribute it between the Royalty Holders (other than the Recovering Royalty Holder) in accordance with Clause 12.

11.3   (a)    On a distribution by the Royalty Agent under Clause 11.2, the
              Recovering Royalty Holder will be subrogated to the rights of the Royalty Holders which have shared in the redistribution.

       (b) If and to the extent that the Recovering Royalty Holder is not able to rely on its rights under paragraph (a) above, WGL shall be liable to the Recovering Royalty Holder for a debt equal to the Sharing Payment which is immediately due and payable.

11.4 If any part of the Sharing Payment received or recovered by a Recovering Royalty Holder becomes repayable and is repaid by that Recovering Royalty Holder, then:

       (a) each Royalty Holder which has received a share of the relevant Sharing Payment pursuant to Clause 11.2 shall, upon request of the Royalty Agent, pay to the Royalty Agent for the account of that Recovering Royalty Holder an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Royalty Holder for its proportion of any interest on the Sharing Payment which that Recovering Royalty Holder is required to pay); and

       (b) that Recovering Royalty Holder's rights of subrogation in respect of any reimbursement shall be cancelled and WGL will be liable to the reimbursing Royalty Holder for the amount so reimbursed.

11.5   (a)    This Clause 11 shall not apply to the extent that the Recovering
              Royalty Holder would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against WGL.

       (b) A Recovering Royalty Holder is not obliged to share with any other Royalty Holder any amount which the Recovering Holder has received or recovered as a result of taking legal or arbitration proceedings, if:

              (i) it notified the other Royalty Holders of the legal or arbitration proceedings; and

              (ii) the other Royalty Holder had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

12.    PAYMENT MECHANICS

12.1   (a)    On each date on which WGL is required to make a payment under this
              Agreement WGL shall make the same available to the Royalty Agent
              (unless a contrary indication appears in this Agreement) for value on the due date at the time and in such funds specified by the Royalty Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

       (b) Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Royalty Agent specifies.

12.2 Each payment received by the Royalty Agent under this Agreement for another Party shall, subject to Clause 12.3 be made available by the Royalty Agent as soon as practicable after receipt to the Royalty Parties entitled to receive payment in accordance with this Agreement to such account as that Royalty Party may notify to the Royalty Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency. Except to the extent otherwise set forth in this Agreement, payment in respect of the Gold Royalty made to the Royalty Agent pursuant to this Clause 12 shall be distributed to the Royalty Holders in proportion to their respective Royalty Percentage in the Gold Royalty as in effect from time to time.

12.3   (a)    Where a sum is to be paid to the Royalty Agent under the Finance
              Documents for another Royalty Party, the Royalty Agent is not obliged to pay that sum to that other Royalty Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

       (b) If the Royalty Agent pays an amount to another Royalty Party and it proves to be the case that the Royalty Agent had not actually received that amount, then the Royalty Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Royalty Agent shall on demand refund the same to the Royalty Agent together with interest on that amount from the date of payment to the date of receipt by the Royalty Agent, calculated by the Royalty Agent to reflect its cost of funds.

12.4   (a)    If the Royalty Agent receives a payment that is insufficient to discharge all the amounts then due and payable by WGL under this Agreement, the Royalty Agent shall apply that payment towards the obligations of WGL under this Agreement in the following order:

              (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Royalty Agent under the Finance Documents;

              (ii) secondly, in or towards payment pro rata of the Gold Royalty due but unpaid under this Agreement; and

              (iii) thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

       (b) The Royalty Agent shall, if so directed by the Majority Royalty Holders, vary the order set out in paragraphs (a)(ii) and (iii) above.

       (c) Paragraphs (a) and (b) above will override any appropriation made by WGL.

13.    AMENDMENTS AND WAIVERS

13.1   (a)    Subject to Clause 13.2 any term of this Agreement may be amended or waived only with the consent of the Majority Royalty Holders and WGL and any such amendment or waiver will be binding on all parties to this Agreement.

       (b) The Royalty Agent may effect, on behalf of any Royalty Holder, any amendment or waiver permitted by this Clause.

13.2   Exceptions

       (a) An amendment or waiver that has the effect of changing or which relates to:

              (i)    the definition of "Majority Royalty Holders" in Clause 1.1;

              (ii) an extension to the date of payment of, or any amendment to the method of calculation of, the Gold Royalty; or

              (iii) any provision which expressly requires the consent of all the Royalty Parties;

              shall not be made without the prior consent of all the Royalty Holders.

       (b) An amendment or waiver which relates to the rights or obligations of the Royalty Agent may not be effected without the consent of the Royalty Agent.

14.    WAIVER

       No waiver by any Party of any provision of or right, remedy or power of that Party under this Agreement shall be effective unless it is in writing signed by a director or senior officer of that Party and such waiver shall be effective only in the specific instance and for the specific purposes for which it was given and no failure or delay by any Party to exercise any right, remedy or power under this Agreement or to insist on strict compliance by any other Party with any obligation under this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement shall act as a waiver of any Party's rights hereunder.

15.    COUNTERPARTS

       This Agreement may be signed in any number of counterparts and all counterparts taken together shall be deemed to constitute one instrument.

16.    SUCCESSORS AND ASSIGNS

       This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and each Party shall, at its own expense, execute and cause its successors and permitted assigns to execute any instrument and do everything necessary to bind its successors and permitted assigns to this Agreement; provided, however, that WGL may not assign or otherwise transfer any of its obligations hereunder without the prior written consent of each Royalty Party.

17.    GOVERNING LAW

       This Agreement shall be governed by and construed in accordance with the laws in force in England.

18.    JURISDICTION

       Each Party irrevocably and unconditionally:

       (a)    submits to the exclusive jurisdiction of the courts of England;

       (b) waives any objection it may now or in the future have to the bringing of proceedings in those courts and any claim that any proceedings have been brought in an inconvenient forum; and

       (c) agrees, without preventing any other mode of service permitted by law, that any document required to be served in any proceedings may be served in the manner in which notices and other written communications may be given under the Common Terms Agreement.

19.    INVALIDITY

       Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent thereof without invalidating any other provision of this Agreement, and any such prohibition or unenforceability shall not invalidate such provision in any other jurisdiction.

20.    CAPACITY OF ROYALTY PARTIES

       For all purposes of this Agreement and the other Finance Documents each of the Royalty Agent and the Royalty Holders are party to this Agreement solely in such capacity and not, for the avoidance of doubt, in any other capacity.

Signed by                                )
a duly authorised representative of      )
and for and on behalf of                 )
WEXFORD GOLDFIELDS LIMITED               )

EXECUTED as a deed for and on behalf of  )
BAYERISCHE HYPO-UND                      )
VEREINSBANK AG, as a Royalty Holder      )
                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title



                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title

EXECUTED as a deed for and on behalf of  )
DRESDNER BANK AG LONDON                  )
BRANCH, as a Royalty Holder              )
                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title



                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title

EXECUTED as a deed for and on behalf of  )
FORTIS BANK (NEDERLAND) N.V., as         )
a Royalty Holder
                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title



                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title

EXECUTED as a deed for and on behalf of  )
STANDARD BANK LONDON                     )
LIMITED, as a Royalty Holder
                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title



                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title

EXECUTED as a deed for and on behalf of  )
STANDARD BANK LONDON                     )
LIMITED, as the Royalty Agent
                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title



                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Name Printed

                                              ----------------------------------
                                              Title

                                   SCHEDULE 1


                             INITIAL ROYALTY HOLDERS

Name                                              Initial Royalty Percentage
----                                              --------------------------

Bayerische Hypo-und Vereinsbank AG                        27.272725%

Dresdner Bank AG London Branch                            36.363625%

Fortis Bank (Nederland) N.V.                              18.181825%

Standard Bank London Limited                              18.181825%



                                      SS-1